EXHIBIT 99.1

Contacts:                      LaDuane Clifton, The LGL Group, Inc.:                                                                (407) 298-2000
       Email: lclifton@lglgroup.com

                                       Victor Emmanuel, VJE Consultants:                           (914) 305-5198

The LGL Group Inc. Announces Changes to its Board of Directors and Fixes Annual Meeting Date at December 15, 2010

Orlando, FL, October 7, 2010 -- The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”) announced today that it has named two new members to its Board of Directors.  In addition, it has been decided that three long-standing incumbent  Directors will not stand for re-election at the Company’s upcoming 2010 Annual Meeting of Stockholders.

Effective October 6, 2010, Paul Kaminski and Robert Zuccaro joined the Board of Directors.  Mr. Kaminski is a Managing Director and Chief Financial Officer of Bruckmann, Rosser, Sherrill & Co. Management L.P., a private equity fund based in New York.  Mr. Zuccaro was most recently with Gabelli Asset Management and National Financial Partners Corp.  Both Mr. Kaminski and Mr. Zuccaro are Certified Public Accountants.  “We are pleased that these two gentlemen have agreed to join our Board,” said Marc Gabelli, Chairman of the Board of Directors.  “Mr. Kaminski and Mr. Zuccaro bring a broad array of experience that will bring invaluable insight and a new dynamic as the Board seeks to capitalize on the Company’s return to profitability and complement efforts to continue building shareholder value.”

The three members of the Board of Directors who will not stand for re-election at the 2010 Annual Meeting are Anthony Pustorino, Jeremiah Healy and Javier Romero.  “Each of these Directors has served the Company with distinction, and their individual contributions to the Company’s success have been invaluable” said Mr. Gabelli.

2010 Annual Meeting Date Fixed at December 15, 2010

The Company also announced that its 2010 Annual Meeting of Stockholders will be held on Wednesday, December 15, 2010 at 9:00 a.m., local time, at The Union League Club, 38 East 37th Street, New York, NY 10016.  The record date for stockholders to receive notice of, and to vote at, the 2010 Annual Meeting of Stockholders will be October 18, 2010.

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About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India, and sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in the Company’s filings with the Securities and Exchange Commission.